News Release

Contact:	Beth Copeland - Media
(317) 269-1395

TIM MASSEY JOINS FIRST INDIANA BANK

INDIANAPOLIS, September 13, 2006 — First Indiana Corporation today announced that Tim Massey will join First Indiana Bank as Executive Vice President and head of its Corporate Banking Group.

Massey, a long-time Indianapolis area bank executive, was most recently the Indianapolis Area Executive for Irwin Union Bank. Prior to leading Irwin’s operations in Indianapolis, Massey, 48, was employed by National City Bank (formerly, Merchants National Bank) for sixteen years in various commercial banking and affiliate banking leadership positions.

Bob Warrington, CEO of First Indiana, said, “Tim is a valuable addition to First Indiana’s executive management team. He is a seasoned Indianapolis banking professional with a proven track record of leadership with customer acquisition and service. We believe that our customers and the Indianapolis business community will be well-served by Tim and First Indiana.”

“First Indiana is a perfect fit for me. I’ve enjoyed many long-term business relationships in our community, and First Indiana is focused on Indianapolis,” said Massey. “I can’t wait to start.”

Massey has a bachelor’s degree in business from Indiana University and received an MBA from Butler University. He grew up in Carmel and resides in Carmel with his wife Helene and their two children.

First Indiana Corporation (Nasdaq: FINB) is a full-service financial services company offering comprehensive financial solutions to businesses and individuals. It is the holding company for First Indiana Bank, N.A., the largest commercial bank headquartered in Indianapolis. Founded in 1915, First Indiana Bank is a national bank with 32 offices in Central Indiana. Information about First Indiana is available at (317) 269-1200, or at www.firstindiana.com, which is not a part of this news release.